ATHENE HOLDING LTD.

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

APRIL 4, 2014

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

THIRD AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of April 4, 2014 (this “Agreement”), among ATHENE HOLDING LTD., a Bermuda exempted company limited by shares (the “Company”), and the SHAREHOLDERS set forth on the signature pages hereto.

PREAMBLE

WHEREAS, this Agreement is intended to amend and restate in its entirety the Second Amended and Restated Registration Rights Agreement, dated as of December 27, 2012, which amended and restated in its entirety the Amended and Restated Registration Rights Agreement, dated as of October 13, 2010, which amended and restated in its entirety the Registration Rights Agreement, dated as of July 15, 2009 (collectively, the “Prior Registration Rights Agreements”), each by and among the Company and the shareholders of the Company from time to time party thereto; and

WHEREAS, in connection with the issuance of equity securities of the Company, the parties hereto desire to amend the Prior Registration Rights Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the Company and the other parties hereto hereby agree as follows:

Section 1.    Definitions; Initial Public Offering.

(a)    As used in this Agreement, the following terms shall have the following meanings:

“15% IRR Condition” means, with respect to the IPO, a hypothetical investor in the Private Placement having achieved a 15% annual internal rate of return on its investment in all of its Investor Shares purchased in the Private Placement, calculating such annual rate of return taking into account the actual dates and amounts funded to acquire such Investor Shares in such Private Placement and assuming that such hypothetical investor sold all of such Investor Shares in the IPO at the IPO price per share.

“20% IRR Condition” means, with respect to any Follow-On Offering, a hypothetical investor in the Private Placement having achieved a 20% annual internal rate of return on its investment in all of its Investor Shares purchased in the Private Placement, calculating such annual rate of return taking into account the actual dates and amounts funded to acquire such Investor Shares in such Private Placement and assuming that such hypothetical investor sold its pro-rata portion of any such Investor Shares that were subject to being dragged pursuant to Section 4(b) (if any) at the IPO price per share, sold its pro-rata portion of any such Investor Shares that were subject to being dragged in any previous Follow-On Offering at the price per share of such applicable previous Follow-On Offering (if any), sold all of such remaining Investor Shares in the latest Follow-On Offering at the per share price of such Follow- On Offering, and did not sell any of such Investor Shares other than as described above.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

“AAA Company Shares” has the meaning ascribed to such term in Section 4(a)(ii).

“AAA Entities” has the meaning ascribed to such term in Section 4(a)(ii).

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or shareholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) any spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AGM” means Apollo Global Management, LLC.

“Apollo Lock-up Shares” has the meaning ascribed to such term in Section 6(f).

“Apollo Person” has the meaning ascribed to such term in Section 6(g).

“Apollo Person Lock-up Shares” has the meaning ascribed to such term in Section 6(g).

“Athene Employee” has the meaning ascribed to such term in Section 6(i).

“Athene Employee Shares” has the meaning ascribed to such term in Section 6(i).

“Athene Management Person” has the meaning ascribed to such term in Section 6(h).

“Athene Management Person Lock-up Shares” has the meaning ascribed to such term in Section 6(h).

“Board” means the Board of Directors of the Company.

“Commission” means the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

“Common Shares” means the Class A common shares, $0.001 par value per share, of the Company.

“Competitive Business” means any business engaged in underwriting and insuring or reinsuring life insurance, annuities or similar products anywhere in the world.

“Demand Registration” has the meaning ascribed to such term in Section 2(a).

“Demanding Holders” has the meaning ascribed to such term in Section 2(a).

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

“Effective Shares” means the Common Shares and the Class A common shares which are issuable on conversion or exchange of any other capital stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Excluded Shares” has the meaning ascribed to such term in Section 4(b).

“FINRA” means the Financial Industry Regulatory Authority.

“Follow-On Offering” means any registration of offers and sales of Common Shares by the Company pursuant to a registration statement filed with the Commission under the Securities Act or with any other applicable regulatory authority subsequent to an IPO but prior to the expiration of the Lock-up Period.

“Follow-On Lock-up Period” has the meaning ascribed to such term in Section 6.

“Follow-On Registration Date” means the date upon which the registration statement relating to the registration of any Follow-On Offering becomes effective.

“Follow-On Share Cap” has the meaning ascribed to such term in Section 4(c).

“Follow-On Shortfall” has the meaning ascribed to such term in Section 4(c).

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act.

“Group” has the meaning ascribed to such term in the Shareholders Agreement.

“Information” has the meaning ascribed to such term in Section 8(a)(ix).

“Inspectors” has the meaning ascribed to such term in Section 8(a)(ix).

“Investor Shareholder” means any holder of Effective Shares other than a Management Shareholder.

“Investor Shares” means Effective Shares other than Management Shares.

“IPO” means the consummation of the sale by one or more Persons in an underwritten public offering of common equity of the Company that (A) is led by a nationally recognized financial institution reasonably acceptable to the Board, (B) is registered on a Form S-1 registration statement (or a comparable form of registration statement) under the Securities Act (or applicable UK securities law) and (C) following which such publicly-offered common equity is listed on the New York Stock Exchange, The NASDAQ Stock Market or the London Stock Exchange’s Main Market.

“IPO Share Cap” has the meaning ascribed to such term in Section 4(b).

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

“IPO Shortfall” has the meaning ascribed to such term in Section 4(b).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.

“Lock-up Expiration Date” has the meaning ascribed to such term in Section 6.

“Lock-up Period” has the meaning ascribed to such term in Section 6.

“Majority Demanding Holders” means, with respect to a particular Demand Registration, the holders of more than 50% of the Registrable Shares proposed to be included in such registration.

“Management Shareholders” means the Persons identified as Management Shareholders on the signature pages hereto or in a joinder to this Agreement, to the extent such Persons own Management Shares and any Transferee of Management Shares that remain Registrable Shares following Transfer to any Person other than the Company and Investor Shareholders.

“Management Shares” means any Effective Shares held by any Management Shareholder.

“Material Transaction” means any material transaction in which the Company or any of its subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure by the Company pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“Other Shares” means at any time those Common Shares which do not constitute Primary Shares or Registrable Shares hereunder.

“Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Primary Shares” means at any time authorized but unissued Common Shares.

“Prior Registration Rights Agreements” has the meaning set forth in the Preamble.

“Private Placement” means the private placement of commitments to purchase Common Shares by the Company to certain Investor Shareholders and Management Shareholders pursuant to one or more subscription agreements dated of even or approximate date herewith.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

“Records” has the meaning ascribed to such term in Section 8(a)(ix).

“Registrable Shares” means (i) Common Shares (including any other securities which by their terms are exercisable or exchangeable for or convertible into Common Shares) or (ii) any other class or classes of common equity or other securities of the Company into which such Common Shares have been converted (including, but not limited to in connection with a recapitalization pursuant to Section 3.9 of the Shareholders Agreement), in each case, that are held by any Shareholder. As to any particular Registrable Shares, once issued, such Registrable Shares shall cease to be Registrable Shares when (i) offers and sales related to such Registrable Shares have been registered under the Securities Act, the registration statement in connection therewith has been declared effective and such Registrable Shares have been Transferred pursuant to such effective registration statement (unless the Transferee is an Affiliate of the Company or would become one immediately following such Transfer), (ii) such Registrable Shares are eligible to be sold or distributed pursuant to Rule 144 in a single transaction by such party to this Agreement without limitation, or (iii) such Registrable Shares have ceased to be outstanding.

“Registration Date” means the date upon which the registration statement pursuant to an IPO shall have been declared effective.

“Registration Notice” has the meaning ascribed to such term in Section 3(a).

“Remaining Shares” means, with respect to any Shareholder, the Effective Shares held by such Shareholder immediately following the IPO (after giving effect to any Effective Shares sold by such Shareholder in connection with the IPO) less any Excluded Shares of such Shareholder pursuant to Section 4(b).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Shareholder” means each party to this Agreement other than the Company.

“Shareholders Agreement” means the Sixth Amended and Restated Shareholders Agreement, dated as of April 4th, 2014, by and among the Company, the other parties to this Agreement and the other Persons from time to time party thereto, as the same may be modified, supplemented or amended from time to time.

“Subsequent Offering” means any registration of offers and sales of Common Shares by the Company pursuant to a registration statement filed with the Commission under the Securities Act or with any other applicable regulatory authority subsequent to the Lock-up Period.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

“Subsequent Lock-up” has the meaning ascribed to such term in Section 6.

“Subsequent Lock-up Period” has the meaning ascribed to such term in Section 6.

“Subsequent Registration Date” means the date upon which the registration statement relating to the registration of any Subsequent Offering becomes effective.

“Super-Majority Holders” means Investor Shareholders holding 66.7% of the Effective Shares held by all Investor Shareholders. Any action requiring the consent of the Super-Majority Holders shall also require the consent of those Investor Shareholders who are direct or indirect subsidiaries of AGM (other than any such Investor Shareholder whose actions under this Agreement are controlled by Persons other than AGM and its direct or indirect subsidiaries).

“Suspension Period” has the meaning ascribed to such term in Section 9.

“Transfer” means, to sell, transfer, assign, pledge, hypothecate, encumber in any way or otherwise dispose of Effective Shares (including any economic or voting interests with respect to such Effective Shares and including by way of hedging and other derivative transaction that limits or eliminates economic risk), either voluntarily or involuntarily and with or without consideration.

“Transferee” means any Person (other than the Company) who acquires, by way of Transfer, Effective Shares from a Shareholder.

“Underwriter Lock-up” means, with respect to any underwritten Follow-On Offering, the period, if any, designated by the managing underwriter or underwriters, which period shall begin not more than seven (7) days prior to the applicable Follow-On Registration Date and shall end not later than 180 days after such Follow-On Registration Date (or any shorter period permitted by the managing underwriter); provided that such period may be extended in accordance with Section 6(e) hereof.

(b)      The Company shall file or, as may be permitted under the Securities Act, submit an initial registration statement with the Commission under the Securities Act or with any other applicable regulatory authority in connection with its IPO on or prior to November 30, 2015.

Section 2.     Demand Registration.

(a)     Subject to Section 2(b) and Section 6, upon the expiration of the Lock-up Period, certain Demanding Holders, as set forth below, may request that the Company effect the registration of offers and sales related to their Registrable Shares under the Securities Act, and upon such request the Company shall promptly use its reasonable best efforts to effect the registration under the Securities Act of such Registrable Shares (a “Demand Registration”). Each holder of Registrable Shares who is an Investor Shareholder (i) holding (together with its Affiliates) greater than ten percent (10%) of the Company’s then-issued and outstanding Effective Shares shall have the right to request unlimited Demand Registrations and (ii) holding (together with its Affiliates) between five percent (5%) and ten percent (10%) of the Company’s then-issued and outstanding Effective Shares will be entitled to request two (2) Demand Registrations (collectively, the “Demanding Holders”).

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(b)     Notwithstanding anything contained in this Section 2 to the contrary, the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i)     In no event shall the Company be required to effect in the aggregate more than four (4) Demand Registrations in any twelve (12) month period and no Demanding Holder may request more than two (2) Demand Registrations in any one hundred eighty (180)-day period; provided, however, if the Demanding Holders are unable to sell at least a majority of the Registrable Shares to be included in any registration pursuant to this Section 2 as a result of an underwriter’s cutback pursuant to Section 2(b)(iii), then such registration shall not be considered a requested Demand Registration by such Demanding Holder for purposes of Section 2(a) (although such registration shall be considered as a Demand Registration for purposes of the aggregate limitation set forth in this Section 2(b)(i), other than with respect to any Demanding Holder holding (together with its Affiliates) greater than ten percent (10%) of the Company’s then-issued and outstanding Effective Shares who, to the extent such Demanding Holder has not requested a Demand Registration for such twelve (12) month period, shall be entitled to one additional Demand Registration for such twelve (12) month period).

(ii)     The Company may delay the filing or effectiveness of any registration statement for a period of up to ninety (90) days after the date of a request for a Demand Registration pursuant to Section 2(a) if at the time of such request: (X) the Company is engaged, or has fixed plans to engage within ninety (90) days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares have been or will be permitted to include all the Registrable Shares so requested to be registered pursuant to Section 3, (Y) the Board reasonably determines that such registration and offering would interfere with any Material Transaction or (Z) within the last forty-five (45) days the Company has completed a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares have been permitted to include Registrable Shares.

(iii)     With respect to any registration pursuant to this Section 2, (A) the Company shall give notice of such registration, in accordance with the provisions of Section 3 hereunder, to each holder of Registrable Shares and shall offer to and shall include in such proposed registration any Registrable Shares requested to be included in such proposed registration by each holder of Registrable Shares, provided that such holder responds in writing to the Company’s notice within ten (10) days after delivery by the Company of such notice (which response shall specify the number of Registrable Shares such holder is requesting to include in such registration), and (B) the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then, the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(A)     first, the Investor Shares that are not subject to (or in relation to which the Company has waived) any Subsequent Lock-up (or, if necessary, such Investor Shares pro rata among the holders thereof based upon the number of Investor Shares requested to be registered by each such Investor Shareholder);

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(B)    second, the Primary Shares;

(C)    third, the Management Shares (or, if necessary, such Management Shares pro rata among the holders thereof based upon the number of Management Shares requested to be registered by each such holder); and

(D)    fourth, the Other Shares;

provided, that at the election of the Company, (i) any registration pursuant to this Section 2 may be converted into a registration pursuant to Section 3 (in which event, such registration shall not be considered to be a requested Demand Registration by such Demanding Holder for purposes of Section 2(a) (although such registration shall be considered as a Demand Registration for purposes of the aggregate limitations set forth in Section 2(b)(i), other than with respect to any Demanding Holder holding (together with its Affiliates) greater than ten percent (10%) of the Company’s then-issued and outstanding Effective Shares who, to the extent such Demanding Holder has not requested a Demand Registration for such twelve (12) month period, shall be entitled to one additional Demand Registration for such twelve (12) month period) or (ii) with the consent of the Demanding Holders, the Primary Shares may be set at the same priority level as the Registrable Shares thereby being cutback on a pro rata basis based upon the number of Registrable Shares and Primary Shares requested to be included in such registration statement by the holders of Registrable Shares and the Company.

(iv)    The Company shall not be obligated to effect any Demand Registration requested by any Demanding Holder if the anticipated gross offering price of all Registrable Shares to be included therein would be less than $10,000,000.

(v)    If the holders of the Registrable Shares requesting to be included in a Demand Registration pursuant to Section 2(a) so elect, the offering of such Registrable Shares pursuant to such Demand Registration shall be in the form of an underwritten offering. The Company shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Majority Demanding Holders to act as the lead managing underwriter or underwriters in connection with such offering.

(vi)    At any time before the registration statement covering such Registrable Shares becomes effective, a Demanding Holder may request the Company to withdraw or to not file the registration statement for which it had previously requested a Demand Registration pursuant to Section 2(a). Upon delivery of a notice by a Demanding Holder to such effect, the Company shall cease all efforts to secure effectiveness of the applicable registration statement and such Demanding Holder shall be deemed to have used one of its Demand Registrations pursuant to Section 2(a), unless such request of withdrawal was caused by, or made in response to, (A) a material adverse effect or a similar event related to the business, properties, condition,

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

or operations of the Company not known (without imputing the knowledge of any other Person to such holders) by such Demanding Holder at the time its request was made, or other material facts not known to such Demanding Holder at the time its request was made, or (B) a material adverse change in the financial markets. In addition, any such withdrawn registration shall not be considered to be a requested Demand Registration by such Demanding Holder for purposes of Section 2(a) if the Company shall have been reimbursed (in the absence of any agreement to the contrary, pro rata by the Demanding Holders) for all out-of-pocket expenses incurred by the Company in connection with such withdrawn registration (although, notwithstanding any reimbursement, such withdrawn registration shall be considered as a Demand Registration for purposes of the aggregate limitations set forth in Section 2(b)(i), other than with respect to any Demanding Holder holding (together with its Affiliates) greater than ten percent (10%) of the Company’s then-issued and outstanding Effective Shares who, to the extent such Demanding Holder has not requested a Demand Registration for such twelve (12) month period, shall be entitled to one additional Demand Registration for such twelve (12) month period).

Section 3.     Piggyback Registration.

(a)     If the Company at any time proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto)), it shall give written notice to each holder of Registrable Shares of its intention to so register such Primary Shares or Other Shares (a “Registration Notice”) at least fifteen (15) days before the initial filing of the registration statement related thereto and, upon the written request, delivered to the Company within ten (10) days after delivery of a Registration Notice by the Company, of the holders of Registrable Shares to include in such registration Registrable Shares (which written request shall specify the number of Registrable Shares proposed to be included in such registration by such holder), the Company shall include all such Registrable Shares that are requested by such holders to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that (x) with respect to the IPO and any Follow-On Offering, the Board, in its discretion, shall have the right to exclude all holders of Registrable Shares from participating in such IPO or Follow-On Offering (as applicable) or limit the participation by such holders of Registrable Shares to a specified percentage of their respective Registrable Shares and (y) with respect to any registration, if the managing underwriter advises the Company that the inclusion of all Registrable Shares requested by Shareholders to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares or Other Shares proposed to be registered by the Company, then the number of Primary Shares, Investor Shares, Management Shares and Other Shares proposed to be included in such registration shall be included in the following order:

(i)     first, the Primary Shares;

(ii)     second, the Investor Shares that are not subject to (or in relation to which the relevant party has waived) the Lock-up, any Underwriter Lock-up or any Subsequent Lock-up (or, if necessary, such Investor Shares pro rata among the holders thereof based upon the number of Investor Shares requested to be registered by each such Investor Shareholder);

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(iii)     third, the Management Shares (or, if necessary, such Management Shares pro rata among the holders thereof based upon the number of Management Shares requested to be registered by each such holder); and

(iv)    fourth, the Other Shares;

except a number of Management Shares equal to the total number of Management Shares requested to be registered multiplied by a fraction, the numerator of which shall be the number of Investor Shares requested to be registered and the denominator of which shall equal the total number of Investor Shares owned by the Investor Shareholders immediately prior to the planned registration, shall be deemed to be included as “Investor Shares” under this Section 3(a). In the event that the managing underwriter advises the Company that the inclusion of all of the Investor Shares and the Management Shares deemed to be Investor Shares under this Section 3(a) requested to be included in such registration would interfere with the successful marketing (including pricing) of the shares to be included in the registration, then the number of Investor Shares and the number of Management Shares to be registered shall be cutback pro rata in accordance with the percentages that the Investor Shares and the Management Shares each represent of the total number of shares sought to be registered.

(b)     In the event any Investor Shareholder exercises its rights pursuant to this Agreement to register any portion of the Investor Shares (other than pursuant to Section 3(a) above), the Company shall give written notice to each Management Shareholder of such Investor Shareholder’s intention to so register such Investor Shares and, upon the request of one or more Management Shareholders, such Management Shareholder(s) shall be entitled to include in such registration a number of the Management Shares (provided that, with respect to each such Management Shareholder, the maximum number of Management Shares included in such registration by such Management Shareholder shall not exceed, with respect to each Management Shareholder, the product of (x) a percentage equal to such Management Shareholder’s ownership percentage of the Company relative to the Investor Shareholders’ aggregate ownership percentage and (y) the number of Investor Shares participating in such registration relative to all outstanding Investor Shares). Each Management Shareholder exercising the foregoing participation right shall provide written notice thereof to the Company, which notice shall (i) be delivered to the Company within seven (7) days after delivery of the Company’s notice of such registration, and (ii) specify the number of Management Shares proposed to be included in such registration (not to exceed the maximum participation amount above). The Company shall use its reasonable best efforts to cause such number of Management Shares to be included in such registration on the same terms and conditions as the securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of such number of Management Shares requested to be included in such registration would interfere with the successful marketing (including pricing) of the Primary Shares, Investor Shares or Other Shares proposed to be registered by the Company, then the number of Primary Shares, Investor Shares, Management Shares and Other Shares proposed to be included in such registration shall be included in the order set forth in Section 2(b), except a number of Management Shares equal to the total number of Management Shares requested to be registered multiplied by a fraction, the numerator of which shall be the number of Investor Shares requested to registered and the denominator of which shall equal the total number of Investor Shares owned by the Investor Shareholders immediately prior to the planned

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registration, shall be deemed to be included as “Investor Shares” under Section 2(b). In the event that the managing underwriter advises the Company that the inclusion of all of the Investor Shares and the Management Shares deemed to be Investor Shares under Section 2(b) requested to be included in such registration would interfere with the successful marketing (including pricing) of the shares to be included in the registration, then the number of Investor Shares and the number of Management Shares to be registered shall be cutback pro rata in accordance with the percentages that the Investor Shares and the Management Shares each represent of the total number of shares sought to be registered.

Section 4.    IPO Sales and Drag Along Rights.

(a)     In the event the Investor Shareholders are permitted by the Company to participate in the IPO (which Investor Shareholders shall refer to all Investor Shareholders as a group other than those Investor Shareholders subject to Sections 6(f)-(i) hereof), and the managing underwriter advises the Company that the aggregate number of Registrable Shares requested to be included in such offering by the Investor Shareholders would interfere with the successful marketing (including pricing) of the Primary Shares proposed to be included in the IPO, then the number of Primary Shares, Investor Shares, Management Shares and Other Shares proposed to be included in the IPO shall be included in the following order:

(i)    first, the Primary Shares;

(ii)     second, the Investor Shares (or, if necessary, such Investor Shares pro rata among the holders thereof based upon the number of Investor Shares requested to be registered by each Investor Shareholder; provided, however, that, if the managing underwriter of the IPO advised the Company that it would be beneficial to the marketing (including pricing) of the IPO or the trading of the Company’s shares following the IPO, any or all of the Investor Shares held by AAA Guarantor-Athene, L.P. or Apollo Life Re Ltd. (along with any of their respective successors assignees or transferees, the “AAA Entities”) (collectively, the “AAA Company Shares”) shall be permitted to be included in the IPO prior to including any other Investor Shares;

(iii)     third, the Management Shares (or, if necessary, such Management Shares pro rata among the holders thereof based on the number of Management Shares requested to be registered by each such holder); and

(iv)    fourth, the Other Shares.

(b)     In connection with the IPO, in the event that the aggregate number of Investor Shares requested to be included in the IPO by the Investor Shareholders, when combined with the Primary Shares and Other Shares proposed to be registered in the IPO by the Company (as determined by the Board) and the Management Shares requested to be included in the IPO by Management Shareholders, is less than the total number of Common Shares the managing underwriter advises the Company is advisable to offer for sale in the IPO (such deficit, the “IPO Shortfall”), the Company may notify Investor Shareholders of such and provide Investor Shareholders with the opportunity voluntarily to include Investor Shares in the IPO to eliminate the IPO Shortfall. In the event that (i) an insufficient number of Investor Shares are volunteered

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by Investor Shareholders for inclusion in the IPO to eliminate the IPO Shortfall and (ii) the 15% IRR Condition has been satisfied, the Company shall have the right, subject to Sections 6(f)-(h), to further reduce or eliminate such IPO Shortfall by causing to be included in the IPO up to fifteen percent (15%) of an Investor Shareholder’s Investor Shares (the “IPO Share Cap”). If such 15% IRR Condition has been satisfied, the Company may cause any number of Investor Shares, up to such Investor Shareholder’s IPO Share Cap, to be included in the IPO until such time as all Investor Shareholders have the same percentage of their Investor Shares included in the IPO, and thereafter the Company shall cause any additional Investor Shares to be included in the IPO on a pro rata basis among all Investor Shareholders, subject in all cases to their respective IPO Share Caps. Any Investor Shareholder that has voluntarily offered by notice in writing to the Company to include any or all of its Investor Shares in the IPO upon notice of the IPO Shortfall shall for every such Investor Share so voluntarily included and sold in the IPO be entitled to have an equal number of his, her, or its Investor Shares excluded from the Lock-up Period beginning on the first Lock-up Expiration Date (each such excluded Investor Share, an “Excluded Share”).

(c)     In connection with any Follow-On Offering, in the event that the aggregate number of Investor Shares requested to be included in such Follow-On Offering by the Investor Shareholders, when combined with the Primary Shares and Other Shares proposed to be registered in such Follow-On Offering by the Company (as determined by the Board) and the Management Shares requested to be included in the Follow-On Offering by Management Shareholders, is less than the total number of Common Shares the managing underwriter advises the Company is advisable to offer for sale in such Follow-On Offering (such deficit, a “Follow-On Shortfall”), the Company may notify Investor Shareholders of such and provide Investor Shareholders with the opportunity voluntarily to include Investor Shares in such Follow-On Offering to eliminate the Follow-On Shortfall. In the event that (i) an insufficient number of Investor Shares are volunteered by Investor Shareholders for inclusion in such Follow-On Offering to eliminate the Follow-On Shortfall and (ii) the 20% IRR Condition has been satisfied, the Company shall have the right, subject to Section 6(f)-(h), to further reduce or eliminate such Follow-On Shortfall by causing Investor Shares to be included in such Follow-On Offering; provided, however, the Company shall not have the right to cause to be included in aggregate greater than 50% of any Investor Shareholder’s Remaining Shares in all Follow-On Offerings (the “Follow-On Share Cap”). If such 20% IRR Condition has been satisfied at the time of any Follow-On Offering, the Company may cause any number of Investor Shares, up to such Investor Shareholder’s Follow-On Share Cap, to be included in such Follow-On Offering until such time as all Investor Shareholders have the same percentage of their Investor Shares included in such Follow-On Offering, and thereafter the Company shall cause any additional Investor Shares to be included in such Follow-On Offering on a pro rata basis among all Investor Shareholders, subject in all cases to their respective Follow-On Share Caps. Each Investor Share sold by an Investor Shareholder in any Follow-On Offering (whether at the request of such Investor Shareholder or as caused by the Company pursuant to this Section 4(c)), shall reduce on a one-for-one basis the number of Remaining Shares of such Investor Shareholder eligible to be released from the Lock-up at the Lock-up Expiration Date immediately succeeding the completion of such Follow-On Offering; provided, that if the number of Investor Shares sold by any Investor Shareholder in such Follow-On Offering exceeds the number of Investor Shares of such Investor Shareholder to be released from the Lock-up at the immediately succeeding Lock-up Expiration Date, then the excess of such Investor Shares shall be released from the next

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

succeeding Lock-up Expiration Date. Any remaining Investor Shares held by any Investor Shareholder whose Investor Shares were included in a Follow-On Offering shall continue to be subject to any applicable Underwriter Lock-up related to such Follow-On Offering subsequent to the immediately succeeding Lock-up Expiration Date.

Section 5.    Registrations on Form S-3.

If the Company is entitled to file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) to register Registrable Shares, then the Company shall be entitled to use such form to register any Registrable Shares.

Section 6.    Holdback Agreement.

(a)     Subject to Sections 6(f)-(h), in connection with the IPO, each Shareholder agrees that he, she or it shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Effective Shares (other than sales or dispositions to members of his, her or its Group) without the prior written consent of the Company (the “Lock-up”), for a period (the “Lock-up Period”) beginning not more than seven (7) days prior to the Registration Date and ending on the date which is fifteen (15) months following the Registration Date, except with respect to each Investor Shareholder as in the following amounts and on the following dates (each a “Lock-up Expiration Date”):

(i)     beginning on the date that is two hundred and twenty-five (225) days following the Registration Date, a number of Investor Shares equal to the sum of a Shareholder’s Excluded Shares plus a number of Investor Shares equal to one-third (1/3) of such Shareholder’s Remaining Shares less any Investor Shares that have been sold by such Shareholder pursuant to one or more Follow-On Offerings prior to such Lock-up Expiration Date (which number shall not be less than zero) will no longer be subject to the Lock-up (and, in the case of any such Remaining Shares that are AAA Company Shares, may be Transferred by the AAA Entities to their respective shareholders subject to Section 7 and any other requirements under applicable law);

(ii)    beginning on the date that is three hundred and sixty-five (365) days following the Registration Date, a number of Investor Shares equal to one-third (1/3) of such Shareholder’s Remaining Shares less any Investor Shares that have been sold by such Shareholder pursuant to one or more Follow-On Offerings and not applied to reduce the number of Investor Shares released from the Lock-up in connection with the immediately preceding Lock-up Expiration Date (which number shall not be less than zero) will no longer be subject to the Lock-up (and, in the case of any such Remaining Shares that are AAA Company Shares, may be Transferred by the AAA Entities to their respective shareholders subject to Section 7 and any other requirements under applicable law); and

(iii)     beginning on the date that is four hundred and fifty (450) days following the Registration Date, the remainder of the Remaining Shares of each Shareholder will no longer be subject to the Lock-up (and, in the case of any such Remaining Shares that are AAA Company Shares, may be Transferred to by the AAA Entities to their respective shareholders subject to Section 7 and any other requirements under applicable law);

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

provided, however, the Company (at the discretion of the Executive Committee of the Board) may with the consent of any Shareholder waive, alter or amend any provision of the Lock-up or modify any Lock-up Expiration Date with respect to such Investor Shareholder without the consent of any other Investor Shareholder.

(b)     In connection with any Follow-On Offering, each Investor Shareholder agrees that he, she or it shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Remaining Shares that are subject to the Lock-up without the prior written consent of the Company.

(c)     In connection with any Subsequent Offering, each Shareholder agrees that he, she or it shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Effective Shares without the prior written consent of the Company (a “Subsequent Lock-up”) for a period (the “Subsequent Lock-up Period”) designated by the Company in writing to the holders of Effective Shares, which period shall begin not more than seven (7) days prior to the Subsequent Registration Date and shall not last more than 135 days after the Subsequent Registration Date (or any shorter period permitted by the managing underwriter).

(d)     Each Shareholder agrees that he, she or it, upon request of the Company, will execute an agreement reflecting clauses (a), (b) and (c) as may be reasonably requested by the Company at the time of the IPO, Follow-On Offering or Subsequent Offering (as applicable).

(e)     If (i) during the last seventeen (17) days of the Lock-up Period, any Underwriter Lock-up Period or any Subsequent Lock-up Period (as applicable), the Company releases earnings results or announces material news or a material fact, change or event, or (ii) prior to the expiration of the Lock-up Period, any Underwriter Lock-up Period or any Subsequent Lock-up Period (as applicable), the Company announces that it will release earnings results during the fifteen (15)-day period following the last day of the Lock-up Period, any Underwriter Lock-up Period or any Subsequent Lock-up Period (as applicable), then, in any case, the Lock-up Period, Underwriter Lock-up Period or Subsequent Lock-up Period (as the case may be) shall be extended automatically until the expiration of the eighteen (18)-day period beginning on the date of release of the earnings results or the announcement of the material news, fact, change or event, as applicable, unless each of the underwriters managing the offering have otherwise consented in writing. No Person subject to this Section 6(e) shall be released from all or any of its obligations under this Section 6(e) or any other agreement, arrangement or understanding entered into pursuant to this Section 6(e) unless all other Persons subject to the same obligation are also similarly released.

(f)    Notwithstanding anything to the contrary in this Agreement, AGM agrees that it shall not, and it shall cause its Affiliates (excluding any investment funds or accounts for which AGM or its subsidiaries acts as the general partner and/or manager, but a majority of the capital is provided by Persons who are not Affiliates of AGM (including, for the avoidance of doubt, Palmetto Athene Holdings (Cayman), L.P., Stanhope Life, L.P., Stanhope Life II, L.P. and the AAA Entities)) not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Effective Shares (other than to another Affiliate of AGM) (such Effective Shares, the “Apollo Lock-up Shares”) beginning on the date that is not more than seven

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(7) days prior to the Registration Date until the date that is two years following the Registration Date; provided, however, no Apollo Lock-up Shares shall be eligible to be caused by the Company to be included in the IPO pursuant to Section 4(b) or any Follow-On Offering pursuant to Section 4(c), and any pro rata calculations of Investor Shares shall disregard any such Apollo Lock-up Shares.

(g)    Notwithstanding anything to the contrary in this Agreement, each of the persons listed on Schedule I hereto (each, an “Apollo Person”) agrees that he or she shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Effective Shares acquired from the Company in the Private Placement (such Effective Shares, the “Apollo Person Lock-up Shares”) beginning on the date that is not more than seven (7) days prior to the Registration Date until the date that is two years following the Registration Date; provided, however, that (i) no Apollo Person Lock-up Shares shall be eligible to be caused by the Company to be included in the IPO pursuant to Section 4(b) or any Follow-On Offering pursuant to Section 4(c), and any pro rata calculations of Investor Shares shall disregard any such Apollo Person Lock-up Shares and (ii) each Apollo Person shall be entitled to pledge, hypothecate or otherwise assign any or all of its Apollo Person Lock-up Shares in connection with the securing of any loan, credit facility or other financing from an established, bona fide commercial bank or other lending institution for the purpose of acquiring such Apollo Person Lock-up Shares or funding any required tax obligations in connection therewith.

(h)    Notwithstanding anything to the contrary in this Agreement, each of the persons listed on Schedule II hereto (each, an “Athene Management Person”) agrees that he or she shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Effective Shares (such Effective Shares, the “Athene Management Person Lock-up Shares”) beginning on the date that is not more than seven (7) days prior to the Registration Date until the date that is four hundred and fifty (450) days following the Registration Date; provided, however, that (i) no Athene Management Person Lock-up Shares shall be eligible to be caused by the Company to be included in the IPO pursuant to Section 4(b) or any Follow-On Offering pursuant to Section 4(c), and any pro rata calculations of Investor shares shall disregard any such Athene Management person Lock-up Shares, (ii) each Athene Management Person shall be entitled to pledge, hypothecate or otherwise assign any or all of its Athene Management Person Lock-up Shares in connection with the securing of any loan, credit facility or other financing from an established, bona fide commercial bank or other lending institution for the purpose of acquiring such Athene Management Person Lock-up Shares or funding any required tax obligations in connection therewith and (iii) each Athene Management Person may Transfer any Athene Management Person Lock-up Shares for the purposes of exercising any net share settlement options issued pursuant to any share incentive plan of the Company.

(i)    Notwithstanding anything to the contrary in this Agreement, any employee of the Company, Athene Asset Management, L.P. and their respective subsidiaries that is not an Athene Management Person (each, an “Athene Employee”) (i) shall be entitled to pledge, hypothecate or otherwise assign any or all of its Effective Shares (such Effective Shares, “Athene Employee Shares”) in connection with the securing of any loan, credit facility or other financing from an established, bona fide commercial bank or other lending institution for the purpose of acquiring such Athene Employee Shares or funding any required tax obligations in connection therewith and (ii) each Athene Employee may Transfer any Athene Employee Shares for the purposes of exercising any net share settlement options issued pursuant to any share incentive plan of the Company.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

Section 7.    Transfer Restrictions.

(a)    No holder of Effective Shares may knowingly Transfer, in one transaction or a series of related transactions, Effective Shares to a Person engaged in a Competitive Business or an Affiliate of such Person, without the prior consent of the Board; provided, however, that the foregoing restriction shall not apply to any Transfer in an underwritten offering or on-market through a broker/dealer.

(b)    No holder of Registrable Shares may Transfer Registrable Shares to an Affiliate of the Company or to a Person who would become an Affiliate after such Transfer unless such Affiliate signs a joinder to this Agreement or the Company agrees to such Transfer.

(c)    Notwithstanding anything to the contrary in this Agreement, any commercial bank or other lending institution shall be entitled to foreclose on and subsequently dispose of any Investor Shares pledged to it as may be permitted pursuant to Sections 6(g)-(i); provided, that no such commercial bank or lending institution shall be subject to the Lock-Up restrictions set forth in Section 6 hereof in connection with any such foreclosure and disposition.

Section 8.    Preparation and Filing.

(a)    If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to effect the registration of any Registrable Shares other than in connection with an IPO, the Company shall, as expeditiously as practicable:

(i)    use its reasonable best efforts to cause a registration statement that registers such Registrable Shares to become and remain effective until the earlier of (x) sixty (60) days following the date such registration statement became effective and (y) the date on which all of such Registrable Shares have been disposed of;

(ii)    furnish, at least five (5) business days before filing a registration statement that registers such Registrable Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the Majority Demanding Holders (“Shareholders’ Counsel”), copies of all such documents proposed to be filed (it being understood that such five-business-day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Shareholders’ Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

(iii)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period required under Section 8(a)(i) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(iv)    notify the Shareholders’ Counsel (and with respect to clauses (B) or (C) below, the holders of Registrable Shares included in such registration) in writing (A) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(v)    use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Majority Demanding Holders reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Shareholders to consummate the disposition in such jurisdictions of the Registrable Shares included in a registration; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this clause (v);

(vi)    furnish to the holders of Registrable Shares such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holders may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

(vii)    without limiting subsection (v) above, use its best efforts to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Shares to consummate the disposition of such Registrable Shares;

(viii)    notify the holders of Registrable Shares included in a registration on a timely basis at any time when a prospectus relating to such Registrable Shares or any document related thereto includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the Majority Demanding Holders, prepare and furnish to the holders of Registrable Shares included in such registration a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(ix)    make available upon reasonable notice and during normal business hours, for inspection by the Majority Demanding Holders, any underwriter participating in any retained by the Majority Demanding Holders or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the registration statement, (B) the release of such Information is ordered pursuant to a subpoena or other order from a court or governmental agency or authority of competent jurisdiction, (C) such Information has been made generally available to the public through no breach of the nondisclosure obligations of the Inspectors or their Affiliates or (D) such disclosure is required to be made under applicable law;

(x)    use its reasonable best efforts to prevent the issuance of an order suspending the effectiveness of a registration statement, and if one is issued, use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment;

(xi)    use its reasonable best efforts to obtain from its independent certified public accountants “cold comfort” letters in customary form and at customary times and covering matters of the type customarily covered by cold comfort letters;

(xii)    use its reasonable best efforts to obtain from its counsel an opinion or opinions in customary form (which shall also be addressed to the holders selling Registrable Shares);

(xiii) enter into such customary agreements (including, if applicable, an underwriting agreement in customary form, including customary representations, warranties, covenants and indemnities) and take such customary action as the underwriters may reasonably request in order to expedite or facilitate the disposition of Registrable Shares;

(xiv)    not later than the effective date of the applicable registration statement, provide a CUSIP number for all Registrable Shares and provide the applicable transfer agent with printed certificates for the Registrable Shares which are in a form eligible for deposit with The Depository Trust Company;

(xv)    provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

(xvi)    promptly issue to any underwriter to which the holders of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(xvii)    in connection with an underwritten offering, participate, to the extent reasonably requested by the managing underwriter for the offering, in customary efforts to sell Registrable Shares being offered, and cause such steps to be taken to ensure good faith participation of senior management officers of the Company in “road shows’ as is customary;

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(xviii)    use its reasonable best efforts to list such Registrable Shares on any national securities exchange on which any Common Shares are listed;

(xix)    cooperate with each holder and each underwriter, if any, participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with FINRA;

(xx)     otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, earnings statements covering a period of 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the subject registration statement; and

(xxi)    otherwise use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

(b)    Each holder of the Registrable Shares, upon receipt of any notice from the Company of any event of the kind described in Section 8(a)(viii) hereof, shall forthwith discontinue disposition of the Registrable Shares pursuant to the registration statement covering such Registrable Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 8(a)(viii) hereof, and, if so directed by the Company, such holder shall deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such notice.

(c)    The Company shall not permit any officer, director, underwriter, broker or any other Person acting on behalf of the Company to use any Free Writing Prospectus in connection with the registration statement covering Registrable Shares, without the prior written consent of the Majority Demanding Holders which consent shall not be unreasonably withheld or delayed. Any consent to the use of a Free Writing Prospectus included in an underwriting agreement to which the Majority Demanding Holders are parties shall be deemed to satisfy the requirement of such consent.

Section 9.    Suspension. Notwithstanding anything in this Agreement to the contrary, the Company may (not more than once with respect to any registration), by notice in writing to each holder of Registrable Shares to which a prospectus relates, require each such holder of Registrable Shares to suspend, for up to ninety (90) days (the “Suspension Period”), the use of any prospectus included in a registration statement filed under this Agreement if a Material Transaction exists that would require an amendment to such registration statement or supplement to such prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange Act). The period during which such prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any registration statement subject to this provision.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

Section 10.    Expenses.

All expenses incurred by the Company, the Investor Shareholders and the Management Shareholders pursuant to this Agreement, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or the Holders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depositary Trust Company) and of printing prospectuses, all fees and disbursements of all independent certified public accountants of the Company (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires; (e) all fees and expenses incurred in connection with the listing of Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable fees and disbursements of one lead counsel (and special and local counsel as required) to the holders of Registrable Shares to represent such Persons in connection with such registration, which counsel shall be selected by the Majority Demanding Holders; (g) all fees and disbursements of underwriters customarily paid by an issuer, excluding underwriting discounts and commissions and fees and disbursements of counsel to the underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); (h) reasonable fees and expenses of outside counsel and advisors to the Company; (i) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration; (j) all expenses of the Company related to the “road-show” for any underwritten public offering of Primary Shares or Registrable Shares; and (k) any other fees and disbursements customarily paid by the issuers of securities, including all travel, meals and lodging of the Company’s employees and representatives, will be borne by the Company, regardless of whether a registration statement becomes effective.

Section 11.    Indemnification.

(a)    In connection with any registration of any Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the holders of Registrable Shares, each of such holder’s officers, directors, employees, members, partners, and advisors and their respective Affiliates, each underwriter, broker or any other person acting on behalf of the holders of Registrable Shares and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act against any losses, claims, damages, liabilities, expenses (including reasonable costs of investigation and legal expenses) or actions joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or allegedly untrue statement of a material fact contained in the registration statement under which

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

such Registrable Shares were registered under the Securities Act, any preliminary prospectus, Issuer Free Writing Prospectus, or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company or relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws; and shall promptly reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon a materially untrue statement or omission made in said registration statement, preliminary prospectus, Issuer Free Writing Prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company by the holders of Registrable Shares specifically for use in the preparation thereof; provided, further, that the indemnification shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided, further, the Company shall not be liable to any underwriter to the extent that any such loss, claim, damage, liability or action (including any legal or other expenses incurred) arises out of or is based upon an untrue statement or omission made in said preliminary prospectus if the final prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus has not been sent or given to the relevant person at or prior to the confirmation of sale to such person if such underwriter was under an obligation to deliver such final prospectus and failed to do so.

(b)    In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, to the extent permitted by applicable law, each holder of Registrable Shares shall severally (based on the percentage of the securities included in such registration that were owned by such holder) and not jointly and severally indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 11(a)) the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each underwriter, broker or other person acting on behalf of the holders of Registrable Shares and each person who controls any of the foregoing persons within the meaning of the Securities Act with respect to any, in each case, to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with written information furnished to the Company or such underwriter by such holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, Issuer Free Writing Prospectus, final prospectus, amendment, supplement or document; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each holder of Registrable Shares, to an amount equal to the gross proceeds actually received by such holder from the sale of Registrable Shares effected pursuant to such registration.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(c)    Promptly after receipt by an indemnified party of notice of the commencement of any action, suit, proceeding, investigation or threat thereof made in writing involving a claim referred to in this Section 11, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action, suit, proceeding, investigation or threat. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, the indemnified party shall have the right to retain its own counsel and the indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one lead counsel (plus appropriate local and special counsel) to represent the indemnified party with respect to such claim.

(d)    If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No person guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any person.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

Section 12.    Underwriting Agreement.

(a)    Notwithstanding any provisions of this Agreement, to the extent that in connection with a proposed sale of Registrable Shares which have been registered with the Commission pursuant to this Agreement, the holders of Registrable Shares shall enter into an underwriting agreement or similar agreement that contains customary provisions covering one or more issues addressed in such Sections of this Agreement, the provisions contained in such Sections of this Agreement addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting agreement or similar agreement.

(b)    In connection with any proposed sale through an underwritten offering of Registrable Shares which have been registered with the Commission pursuant to this Agreement through an underwritten offering, the Company shall negotiate in good faith and enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Company shall be entitled to receive customary indemnities from lead underwriters, selling brokers, dealer managers and similar security industry professionals participating in the distribution, to the same extent as provided above with respect to the information so furnished in writing by such Persons specifically for inclusion in any prospectus or registration statement.

(c)    No underwriting agreement (or other agreement in connection with a proposed sale of Registrable Shares) shall require any holder of Registrable Shares to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, the ownership of such holder’s Registrable Shares and such holder’s intended method or methods of disposition and any other representation required by law or to furnish any indemnity to any Person which is broader than the indemnity furnished by such holder hereunder unless, in each case and to the extent a holder is allowed by applicable law, the Majority Demanding Holders have agreed to such representations, warranties or other agreements, in which case, such additional representations, warranties and other agreements shall be limited in scope to the additional representations, warranties and other agreements that the Majority Demanding Holders agree to provide.

Section 13.    Information by Holder.

Each Shareholder shall furnish to the Company such written information regarding such Person and the distribution proposed by any holder of Registrable Shares as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement.

Section 14.    Exchange Act Compliance.

From the Registration Date or such earlier date as a registration statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The Company shall cooperate with the parties to this Agreement in supplying such information as may be necessary such Persons to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

Section 15.    No Conflict of Rights; Future Rights.

The Company shall not, after the date hereof, grant any registration rights which conflict with or impair the rights granted to the Investor Shareholders hereby, provided that, notwithstanding the foregoing, the addition of any Other Shareholder (as defined in the Shareholders Agreement) as a party to this Agreement shall not be deemed a grant of registration rights which conflicts with or impairs the rights granted to the Investor Shareholders hereby. If at any time following the date hereof, the Company shall grant to any present or future shareholder of the Company rights to in any manner cause or participate in any registration statement of the Company that, in the judgment of the Investor Shareholders, are superior to or conflict with the rights granted to the Investor Shareholders hereby, such grant shall be null, void and ultra vires.

Section 16.    Termination.

This Agreement shall terminate and be of no further force or effect with respect to any Shareholder that is a party hereto upon the later of (i) the expiration of the Lock-up applicable to all of such Shareholder’s Effective Shares pursuant to Section 6 hereof and (ii) such Shareholder ceasing to hold Registrable Shares.

Section 17.    Benefits of Agreement; Third Party Beneficiaries.

Except as provided herein, this Agreement shall bind and inure to the benefit of the Company, the Investor Shareholders, the Management Shareholders and subject to Section 18, the respective successors and assigns of the Company and the Investor Shareholders.

Section 18.    Assignment.

Each Shareholder may assign its rights hereunder to any purchaser or transferee of Registrable Shares; provided, however, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as a holder of Registrable Shares whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally been a party hereto. The Company may not assign any rights hereunder without the consent of the holders of a majority of the Registrable Shares.

Section 19.    Entire Agreement.

This Agreement, and the other writings referred to herein or delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto, including the Prior Registration Rights Agreement.

Section 20.    Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail,

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i)	if to the Company, to:

Athene Holding Ltd.

Chesney House

96 Pitts Bay Road

P.O. Box HM 1386

Hamilton HM FX

Bermuda

Attention: Tab Shanafelt

Telephone: (441) 279-8414

Facsimile: (441) 279-8401

Email: tshanafelt@athene.bm

with copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Perry Shwachman

Telephone: (312) 853-7061

Facsimile: (312) 853-7036

Email: pshwachman@sidley.com

and

Sidley Austin LLP

787 Seventh Ave.

New York, NY 10019

Attention: Samir A. Gandhi

Telephone: (212) 839-5684

Facsimile: (212) 839-5599

Email: sgandhi@sidley.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Harvey Eisenberg

Telephone: (212) 310-8663

Facsimile: (212) 310-8007

Email: harvey.eisenberg@weil.com

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

(ii)    if to the other parties to this Agreement, to their respective addresses set forth in the register of the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

Section 21.    Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be modified or amended except pursuant to a writing signed by the Company and the Super-Majority Holders; provided, that, any modification or amendment that is objectively adverse to an Investor (without regard to such Investor’s particular circumstances) and does not adversely affect other similarly-situated Investors in a similar and proportionate manner shall require the consent of a majority of such adversely affected Investors; provided, further, that the restrictions on the disposition of Effective Shares applicable to any Apollo Person, Athene Management Person and Athene Employee pursuant to Sections 6(g)-(i) may not be amended without the consent of such Apollo Person, Athene Management Person or Athene Employee. Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party against whom such waiver is sought to be enforced; provided, further, that the Super-Majority Holders may grant a waiver on behalf of all holders of Effective Shares.

Section 22.    Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 23.    Headings.

The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 24.    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 25.    Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

* * * *

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Registration Rights Agreement on the date first written above.

COMPANY:

ATHENE HOLDING LTD.

By:
Name:	Zachary Jones
Title:	Chief Accounting Officer

REGISTRATION RIGHTS AGREEMENT SIGNATURE PAGE

SCHEDULE I

List of Apollo Persons Subject to Extended Lock-up in Section 6(g)

[TO BE SUPPLEMENTED]

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT

SCHEDULE II

List of Athene Management Persons Subject to Extended Lock-up in Section 6(h)

[TO BE SUPPLEMENTED]

ATHENE HOLDING LTD. – REGISTRATION RIGHTS AGREEMENT